Exhibit 99.1

For release: Nov. 1, 2016	Contact: Brian Dingerdissen Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Donna Alston Manager, Communications O: 610.645.1095 M: 484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS FINANCIAL RESULTS FOR THIRD QUARTER

•	Earnings per share increased 7.9 percent to $0.41 vs. $0.38 in 2015

•	2016 earnings guidance of $1.30 to $1.35 per share reaffirmed

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the third quarter ending Sept. 30, 2016.

Operating Results

For the third quarter of 2016, Aqua America reported revenues of $226.6 million, an increase of $5.5 million or 2.5 percent compared to $221.1 million in the same quarter of 2015. Higher consumption, rates and surcharges, regulated growth and other factors increased regulated revenue by approximately $9.2 million compared to the third quarter of 2015. Lower revenue from reduced market-based activities offset the increase by $3.7 million.

Operations and maintenance expenses were $79.8 million for the third quarter of 2016, an increase of 1.6 percent compared to $78.5 million in the third quarter of 2015. Reduced market-based activities and lower production costs of $2.7 million offset increased employee-related expenses, costs associated with regulated acquisitions and other expenses.

Net income for the third quarter was $73.2 million, an 8.5 percent increase compared to $67.4 million reported in the same quarter of 2015. Earnings per diluted common share were $0.41 for the quarter, an increase of 7.9 percent compared to $0.38 in the same quarter of the previous year.

As of Sept. 30, Aqua reported year-to-date net income of $184.5 million, a 6.4 percent increase compared to $173.4 million reported through the same time period of 2015. Earnings per diluted common share for 2016 increased 6.1 percent to $1.04, compared to $0.98 in the first nine months of 2015. Year-to-date, the company reported revenues of $623.1 million compared to the $617.1 million reported in the same time period of 2015. Operations and maintenance expenses decreased 1.8 percent to $227.3 million versus $231.5 million through the first three quarters of 2015.

“Aqua’s third quarter and year-to-date strong financial results are a testament to our cost-conscious culture and the continued use of our core capabilities to produce positive results,”

said Aqua America President and CEO Christopher Franklin. “Our employees demonstrated their dedication to our important mission as they worked tirelessly to restore water and wastewater service to thousands of customers affected by Hurricane Matthew in North Carolina. This was another situation that reminded me how proud I am to lead such a strong, customer-centric team.”

Capital Expenditures

Aqua invested $270 million in the first nine months of the year to improve its infrastructure systems. The company expects to invest more than $350 million in 2016 and more than $1.1 billion through 2018. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping the company to protect and provide Earth’s most essential resource.

Rate Activity

To date in 2016, the company’s state subsidiaries in Illinois, North Carolina, Ohio, Texas, Virginia and New Jersey have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $5.5 million. This includes $1.1 million of revenues collected under interim rates during 2015.

Additionally, the company currently has rate or surcharge proceedings pending in Indiana, Ohio and Virginia, totaling $8.1 million. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

Acquisition Growth in Regulated Operations

Year to date, Aqua has added approximately 5,700 customer connections through acquisitions in Pennsylvania, Indiana, Illinois, North Carolina, Virginia, New Jersey and Ohio. Acquisitions and organic growth have increased the company’s customer base by more than 1.3 percent year-to-date in 2016.

“We’re excited by the mounting opportunities to grow our regulated utilities across our entire footprint,” said Franklin. “By providing a viable option for both private and municipal systems, which increasingly need infrastructure improvement, we are able to continually generate positive conversations with interested parties.”

Financial Information

At quarter-end, Aqua America had $160 million available on its credit lines, and the company’s weighted average cost of fixed-rate long-term debt was 4.55 percent, a 15 basis-point reduction compared to 4.7 percent at Sept. 30, 2015.

2016 Guidance

Aqua America continues to affirm its guidance for 2016, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.30 to $1.35

•	Total customer base growth of 1.5 to 2.0 percent

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $350 million in capital investments; more than $1.1 billion in 2016 through 2018

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: Nov. 2, 2016

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 6100815

The company’s conference call with financial analysts will take place on Wednesday, Nov. 2, 2016 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Nov. 2, 2016 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6100815). International callers can dial +1 719.457.0820 (pass code 6100815).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s earnings guidance; the company’s ability to make capital investments; the anticipated customer growth results for 2016; the anticipated amount of capital investment through 2018; and the company’s ability to manage operations and maintenance expenses. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to execute on its core capabilities of prudently deploying capital, consistently earning credibility with stakeholders, and maintaining its status as one of the most efficient utilities in the United States; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating revenues	$226,593	$221,051	$623,076	$617,137

Net income	$73,170	$67,429	$184,533	$173,356

Basic net income per common share	$0.41	$0.38	$1.04	$0.98
Diluted net income per common share	$0.41	$0.38	$1.04	$0.98

Basic average common shares outstanding	177,336	176,704	177,243	176,891
Diluted average common shares outstanding	177,817	177,495	177,781	177,670

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2016	2015
Net property, plant and equipment	$4,901,486	$4,688,925
Current assets	141,401	128,370
Regulatory assets and other assets	993,138	900,578

Total assets	$6,036,025	$5,717,873

Total equity	$1,832,200	$1,725,930
Long-term debt, excluding current portion	1,726,493	1,720,447
Current portion of long-term debt and loans payable	131,767	52,314
Other current liabilities	120,231	140,885
Deferred credits and other liabilities	2,225,334	2,078,297

Total liabilities and equity	$6,036,025	$5,717,873

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues	$226,593	$221,051	$623,076	$617,137

Cost & expenses:
Operations and maintenance	79,812	78,519	227,347	231,454
Depreciation	33,881	31,981	97,645	93,530
Amortization	389	816	1,367	2,589
Taxes other than income taxes	14,712	14,663	43,094	43,079

Total	128,794	125,979	369,453	370,652

Operating income	97,799	95,072	253,623	246,485

Other expense (income):
Interest expense, net	20,168	19,239	60,136	56,804
Allowance for funds used during construction	(2,267)	(1,708)	(6,446)	(3,930)
Gain on sale of other assets	(62)	(170)	(390)	(338)
Equity (income) loss in joint venture	(1,621)	698	(1,143)	1,496

Income before income taxes	81,581	77,013	201,466	192,453
Provision for income taxes	8,411	9,584	16,933	19,097

Net income	$73,170	$67,429	$184,533	$173,356

Net income per common share:
Basic	$0.41	$0.38	$1.04	$0.98
Diluted	$0.41	$0.38	$1.04	$0.98

Average common shares outstanding:
Basic	177,336	176,704	177,243	176,891

Diluted	177,817	177,495	177,781	177,670